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                                                            EXHIBIT EX-11


              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                         TRANSAMERICA CORPORATION
               (Amounts in millions, except per share data)

                                   Three months ended   Nine months ended
                                      September 30         September 30
                                     1995     1994        1995     1994

Primary

Average shares outstanding            68.6     73.5        68.9     73.5
Net effect of dilutive stock
  options--based on the treasury
  stock method using average
  market price                         2.0*     1.3*        1.6*     1.3*
                                      ____     ____        ____     ____
                           TOTAL      70.6     74.8        70.5     74.8
                                      ====     ====        ====     ====

Net income                          $147.0   $104.9      $361.1   $313.6
Preferred dividends                   (4.5)    (6.3)      (13.6)   (18.2)
                                    ______   ______      ______   ______
Net income to common                $142.5   $ 98.6      $347.5   $295.4
                                    ======   ======      ======   ======

Per share amount                     $2.08    $1.40       $5.04    $4.02
                                     =====    =====       =====    =====

Fully Diluted

Average shares outstanding            68.6     73.5        68.9     73.5
Net effect of dilutive stock
  options--based on the treasury
  stock method using the market
  price at quarter end if higher
  than the average market price
  for three months                     2.8      1.3*        1.9*     1.3*
                                      ____     ____        ____     ____
                           TOTAL      71.4     74.8        70.8     74.8
                                      ====     ====        ====     ====

Net income                          $147.0   $104.9      $361.1   $313.6
Preferred dividends                   (4.5)    (6.3)      (13.6)   (18.2)
                                    ______   ______      ______   ______
Net income to common                $142.5   $ 98.6      $347.5   $295.4
                                    ======   ======      ======   ======

Per share amount                     $1.99    $1.40       $5.04    $4.02
                                     =====    =====       =====    =====

*Not included in per share calculation because effect is less than 3%.